     Exhibit 99.1

Apollo Global Management, LLC Reports First Quarter 2019 Results

New York, May 2, 2019 — Apollo Global Management, LLC (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”) today reported results for the first quarter ended March 31, 2019.
“We are pleased to announce that Apollo has decided to convert from a publicly traded partnership to a corporation, which we believe will simplify our structure and enable a much broader set of shareholders to participate in the exceptional long-term growth and profitability that we have been delivering to our investors. Since Apollo’s initial public offering in 2011, our assets under management have grown by 20% and our fee-related earnings have grown by 22% on a compound annual basis. Over the same timeframe, our stock has generated a total return of more than 17% on an annualized basis,” said Leon Black, Chairman and Chief Executive Officer. “Regarding our first quarter results, Apollo’s fee-related earnings, which is the foundational component of our quarterly cash distribution, were $0.51 per share for the quarter and $2.06 per share for the last twelve months ended March 31, 2019. In addition, by leveraging the power of Apollo’s integrated global platform, we generated capital inflows of $25 billion in the first quarter, bringing total assets under management to $303 billion, nearly half of which is permanent capital.”
Apollo issued a full detailed presentation of its first quarter ended March 31, 2019 results, which can be viewed through the Shareholders section of Apollo’s website at http://www.apollo.com/shareholders.
Conversion from Publicly Traded Partnership to Corporation
Today, Apollo announced plans to convert from a publicly traded partnership to a C corporation. The conversion is expected to be effective during the third quarter of 2019. The details of the conversion remain subject to the approval of the conflicts committee of Apollo Global Management, LLC’s board of directors. For more information, please refer to the supplemental presentation, which can be viewed through the Shareholders section of Apollo’s website at http://www.apollo.com/shareholders.
Distributions
Apollo has declared a cash distribution of $0.46 per Class A share for the first quarter ended March 31, 2019. This distribution will be paid on May 31, 2019 to holders of record at the close of business on May 21, 2019. Apollo intends to distribute to its shareholders on a quarterly basis substantially all of its distributable earnings after taxes and related payables in excess of amounts determined by its manager to be necessary or appropriate to provide for the conduct of its business.
Apollo has declared a cash distribution of $0.398438 per Series A Preferred share and Series B Preferred share, which will be paid on June 17, 2019 to holders of record at the close of business on May 31, 2019.
The declaration and payment of distributions on Class A shares, Series A Preferred shares and Series B Preferred shares are at the sole discretion of Apollo’s manager. Apollo cannot assure its shareholders that they will receive any distributions in the future.
Conference Call
Apollo will host a conference call on Thursday, May 2, 2019 at 9:00 a.m. Eastern Time. During the call, members of Apollo’s senior management team will review Apollo’s financial results for the first quarter ended March 31, 2019. The conference call may be accessed by dialing (888) 868-4188 (U.S. domestic) or +1 (615) 800-6914 (international), and providing conference call ID 3367556 when prompted by the operator. The number should be dialed at least ten minutes prior to the start of the call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis and can be accessed through the Shareholders section of Apollo’s website at http://www.apollo.com/shareholders.
Following the call, a replay of the event may be accessed either telephonically or via audio webcast. A telephonic replay of the live broadcast will be available approximately two hours after the live broadcast by dialing (800) 585-8367 (U.S. callers) or +1 (404) 537-3406 (non-U.S. callers), passcode 3367556. To access the audio webcast, please visit Events in the Shareholders section of Apollo’s website at http://www.apollo.com/shareholders.

About Apollo
Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, San Diego, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong, Shanghai and Tokyo. Apollo had assets under management of approximately $303 billion as of March 31, 2019 in private equity, credit and real assets funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.apollo.com.
Forward-Looking Statements
In this press release, references to “Apollo,” “we,” “us,” “our” and the “Company” refer collectively to Apollo Global Management, LLC, together with its consolidated subsidiaries. This press release may contain forward looking statements that are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, discussions related to Apollo’s expectations regarding the performance of its business, its liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this press release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks relating to our dependence on certain key personnel, our ability to raise new private equity, credit or real assets funds, market conditions, generally, our ability to manage our growth, fund performance, changes in our regulatory environment and tax status, the variability of our revenues, net income and cash flow, our use of leverage to finance our businesses and investments by our funds and litigation risks, among others. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in Apollo’s annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2019, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in other filings. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. This press release does not constitute an offer of any Apollo fund.
Investor and Media Relations Contacts
For investor inquiries regarding Apollo, please contact:
Gary M. Stein
Head of Corporate Communications
Apollo Global Management, LLC
212-822-0467
gstein@apollo.com

Ann Dai
Investor Relations Manager
Apollo Global Management, LLC
212-822-0678
adai@apollo.com

For media inquiries regarding Apollo, please contact:
Charles Zehren
Rubenstein Associates, Inc. for Apollo Global Management, LLC
212-843-8590
czehren@rubenstein.com

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